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                                                                    EXHIBIT 5


                           [MCAFEE & TAFT LETTERHEAD]



                                 July 8, 1998


Dobson Wireline Company
13439 N. Broadway Extension, Suite 200
Oklahoma City, OK

    Re: 12 1/4% Senior Notes due 2008

    Ladies and Gentlemen:

    We have acted as special counsel to Dobson Wireline Company ("Dobson" or the "Company") in connection with the issuance and sale of $350,000,000 aggregate principal amount of the Company's 12 1/4% Senior Notes due 2008 (which are referred to herein as the "Old Notes") and the filing of the Company's Registration Statement on Form S-4 (the "Registration Statement") of which this opinion is a part seeking the registration under the Securities Act of 1933 of $350,000,000 aggregate principal amount of the Company's 12 1/4% Notes due 2008 (the "New Notes"). The New Notes are to be offered in exchange for all outstanding Old Notes (the "Exchange Offer") as more fully set forth in the Prospectus which forms a part of the Registration Statement.

    In this connection we have examined the Company's Certificate of Incorporation and Bylaws, minutes of certain meetings of the Company's
Board of Directors and the Indenture dated as of June 12, 1998 between the Company and United States Trust Company of New York as Trustee, governing the Old Notes and the New Notes, and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein.

    Based on the foregoing, we are of the opinion that the New Notes to be exchanged for the Old Notes in the Exchange Offer, when issued in accordance therewith, will be legally issued, fully paid and non-assessable and will be binding obligations of the Company.

    The opinion expressed herein as to the New Notes constituting binding obligations of the Company is subject to the exceptions that (1) enforcement may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors rights generally, and (2) enforcement is subject to general principles of equity (regardless of whether enforcement is considered a proceeding in equity or at law).

    We hereby consent to the reference to our firm in the Prospectus under the caption "Legal Matters".


                                      Very truly yours,

                                      /s/ MCAFEE & TAFT
                                      -----------------------------
                                      MCAFEE & TAFT
                                      A Professional Corporation